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                                                                    EXHIBIT 99.2

           BIG FLOWER COMPLETES ACQUISITION OF U.K.-BASED COLORGRAPHIC


New York City (January 5, 1999) - Big Flower Holdings, Inc. (NYSE: BGF), announced today that Webcraft, Big Flower's direct marketing services business, has completed the purchase of Colorgraphic Direct Response Limited, a leading provider of direct mail and marketing services in the U.K.

The privately-held company had last twelve months revenues of approximately $55 million. The terms of the acquisition were not disclosed.


Colorgraphic is Big Flower's second direct marketing acquisition in the U.K. In September 1997, Big Flower acquired Olwen Direct Mail, a full-service direct mail producer headquartered in South London. In addition to the direct marketing acquisitions, Big Flower has also established a strong digital services presence in the U.K. with four acquisitions in the past 16 months. In November 1997, the company acquired Broadcast Software Systems, a provider of specialist software to the broadcast industry. In March of 1998, Big Flower acquired Production Response and Lifeboat Matey, digital premedia and image content management businesses, and in December added Admagic, a London-based premedia services company. Big Flower now has annualized U.K.-based revenues of approximately $130 million.



Big Flower Holdings, Inc. is a leading advertising, marketing and information services company which provides more than 3,000 retail, advertising agency, broadcasting, manufacturing and newspaper customers with highly-targeted, promotional advertising products and services and software. Big Flower specializes in targeted advertising inserts, circulation-building newspaper products, customized direct mail and direct marketing services and digital services, including outsourced digital premedia and computer-based management systems for the broadcast industry. For the twelve months ended September 30, 1998, the Company's pro forma revenues were approximately $1.7 billion, including all acquisitions.





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For more information, please contact:                 Nancy S. Murray
                                                      Big Flower Holdings, Inc.
                                                      212.521.1606
                                                      nmurray@bigflower.com